Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Barron/Robin Weinberg
212-687-8080
press@comscore.com

comScore Announces Financing Arrangements and

Provides Business and Financial Update

•	Reaches Agreements with Starboard Value Under Which comScore:

•	Issues $150 Million in Convertible Notes to Starboard in Exchange for $85 million in Cash and $65 Million in outstanding comScore Common Stock, and grants Starboard an option to acquire up to an additional $50 million in Convertible Notes

•	Intends to Conduct Convertible Notes Rights Offering of up to $150 Million to All Stockholders with $100 Million Backstopped by Starboard

•	Provides Preliminary Selected Financial Data for 2016 and First Nine Months of 2017, and update on audit process

•	2018 Focus on Growth Products and Delivering Cross-Platform Measurement, While Improving Profitability

RESTON, Va. – January 16, 2018 – comScore, Inc. (OTC: SCOR) today announced that it has entered into agreements with Starboard Value LP (“Starboard”) under which comScore has: issued $150 million in senior secured convertible notes due 2022 (the “Starboard Notes”) to Starboard in exchange for $85 million in cash and $65 million in shares of comScore common stock based on a value of $25.00 per share; granted Starboard the option to acquire up to an additional $50 million in Starboard Notes in exchange for a range of $15 million to $35 million of stock, at Starboard’s option, and the balance in cash; agreed to grant Starboard warrants to purchase 250,000 shares of common stock; and has the right to conduct a rights offering, which will be open to all shareholders, for up to $150 million in senior secured convertible notes (the “Rights Offering Notes”), with $100 million backstopped by Starboard. The cash proceeds from the financing arrangements will be used for general corporate purposes.

Having reviewed financing alternatives from various sources, comScore’s Board determined that these financing arrangements provide the Company with financial and strategic flexibility, while also providing shareholders the opportunity to participate in the future financing, and are in the best interests of the Company and its shareholders.

comScore is also providing preliminary selected financial data for 2016 and the first nine months of 2017 (see below). In addition, the Company is announcing that it is making substantial progress toward completing the audit of its financial statements for 2015, 2016 and 2017, which is now expected to be completed by the end of March 2018.

Sue Riley, comScore’s Board Chair, said, “comScore has made significant progress on a number of fronts and we are entering 2018 with renewed confidence. Notwithstanding the distractions of the last two years, we are in a strong marketplace position and are excited about our future. Our focus now will be on delivering cross-platform measurement, while increasing profitability across the business by driving efficiencies and prioritizing our highest growth products.”

Peter Feld, Managing Member of Starboard, said, “We are pleased to have reached this financing agreement with comScore that should provide the Company the capital and flexibility it needs as it works to complete the audit process and return focus to improving the operations and profitability of the business.”

Financing Arrangements

Under the terms of the financing agreements, which are being filed with the U.S. Securities and Exchange Commission on a Form 8-K, Starboard has purchased the Starboard Notes in exchange for $85 million in cash and 2.6 million shares of comScore common stock, which were valued at $65 million based on a valuation of $25 per comScore share. The Starboard Notes mature on January 16, 2022. The interest rate on the Starboard Notes is a minimum of 6% per annum during the first year and a minimum of 4% per annum in subsequent years, in each case subject to increase as described below. The Starboard Notes are convertible into comScore common stock at a conversion premium of 30% to the volume-weighted average trading prices of comScore’s common stock over the ten trading days beginning on the date hereof and ending on January 29, 2018, subject to a conversion price floor of $28 per share. The interest rate may be increased to a maximum of 12% per year in the event that the conversion premium is more than 30% relative to the average comScore common stock price over the above 10-day period, or under certain other circumstances. Additional details and a full adjustment schedule are contained in the agreements being filed on the Form 8-K. The interest payable at each interest payment date may be paid in cash or paid-in-kind with shares of comScore common stock, at the option of comScore.

The Starboard Notes are guaranteed by certain of the Company’s direct and indirect wholly-owned domestic subsidiaries, and are secured by a first lien security interest on comScore’s and the guarantors’ assets, subject to certain exceptions.

comScore also has the right to conduct a rights offering for up to $150 million of the Rights Offering Notes following the filing of its 2017 Form 10-K. The terms of the Rights Offering Notes will be substantially similar to those of the Starboard Notes, with certain exceptions. All of the Company’s shareholders, including Starboard, would be eligible to participate in the rights offering, and participants would be able to elect to have up to 30% of the value of the Rights Offering Notes they subscribe for delivered in exchange for shares of comScore common stock. Starboard has agreed to backstop the rights offering by purchasing up to $100 million of additional Starboard Notes to the extent that Rights Offering Notes are not purchased by other shareholders. In the event that the rights offering is oversubscribed, Rights Offering Notes would be allotted to shareholders on a pro rata basis in accordance with applicable rules of the SEC.

The Company has also granted Starboard an option, exercisable prior to the commencement of the rights offering, to purchase up to an additional $50.0 million of Starboard Notes. The terms of the additional notes would be the same as the Starboard Notes and the exercise of the option would reduce the backstop obligation in the rights offering by an equivalent amount. If exercised in full, the option can be exercised for a range of $15 million to $35 million of comScore common stock, at Starboard’s option, and the balance in cash. In addition, comScore has agreed to grant Starboard warrants to purchase 250,000 shares of common stock. The Warrants will be exercisable at an exercise price equal to $0.01 per share and will have a five (5)-year term.

The financing provides the Company a minimum of $135 million in cash from the Starboard Notes and other Starboard commitments, and the maximum value of comScore common stock Starboard can exchange is $115 million.

Jones Day served as the Company’s legal advisor in connection with the financing. Goldman Sachs served as the Company’s exclusive placement agent in connection with the sale of the Starboard Notes and as exclusive financial advisor in connection with the Company’s analysis and consideration of other financing alternatives

This press release does not constitute an offer to sell or the solicitation of an offer to buy any Rights Offering Notes, the comScore common stock acquirable on conversion thereof, or other securities described herein, nor shall there be any offer or sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The rights offering, if made, will only be made by means of a prospectus. When available, copies of the prospectus relating to such offering may be obtained free of charge on the SEC’s website at http://www.sec.gov.

Preliminary Expectations for Select Financial Metrics

The Company is also providing ranges of its preliminary expectations for select financial metrics, including revenue, expenses, and certain balance sheet items, as of and for the nine months ended September 30, 2017 and the year ended December 31, 2016. All financial information in the below table is unaudited and subject to material change as the Company finalizes its financial and audit review processes relating to 2016 and 2017.

The Company will recognize a charge to earnings of between $10 and $12 million in the fourth quarter of 2017 related to the reductions in workforce announced in December 2017.

Bill Livek, President and Executive Vice Chairman, said, “The preliminary financial results we are disclosing today show that the Company needs to continue to improve profitability and we have already taken strong steps towards achieving this. We are projecting that the workforce reductions we announced as part of a reorganization of our business at the end of last year and other changes we are making internally will reduce annual expenses by over $20 million. We are now focused on re-igniting growth in our most profitable product lines.”

Estimated Selected Balance Sheet Data (Unaudited)	As of 9/30/2017			As of 12/31/2016
	(in 000’s)			(in 000’s)
Assets	RANGE			RANGE
Current assets:
Cash and cash equivalents	$54,000	–	$55,000	$84,000	–	$85,000
Restricted cash	8,000	–	9,000	4,000	–	5,000
Marketable securities	13,000	–	14,000	28,000	–	29,000
Other	110,000	–	118,000	119,000	–	125,000

Total current assets	185,000	–	196,000	235,000	–	244,000
Other assets	848,000	–	857,000	883,000	–	890,000

Total	$1,033,000	–	$1,053,000	$1,118,000	–	$1,134,000

Liabilities and Stockholders’ Equity
Current liabilities (1)	$278,000	–	$286,000	$167,000	–	$173,000
Other (1)	29,000	–	33,000	37,000	–	41,000
Stockholders’ equity	726,000	–	734,000	914,000	–	920,000

Total	$1,033,000	–	$1,053,000	$1,118,000	–	$1,134,000

Capital expenditures	$6,000	–	$10,000	$24,000	–	$28,000

Estimated Selected Income Statement Data (Unaudited)	Nine Months Ended 9/30/2017			Year Ended 12/31/2016
	(in 000’s)			(in 000’s)
	RANGE			RANGE
Revenue (2)	$300,000	–	$310,000	$397,000	–	$403,000
Other Income, net	12,000	–	14,000	12,000	–	14,000
Other expenses, net (3)	319,000	–	327,000	385,000	–	393,000
Investigation, legal and audit costs	56,000	–	60,000	45,000	–	48,000
Depreciation and amortization	41,000	–	47,000	55,000	–	58,000
Stock compensation expense	7,000	–	12,000	44,000	–	48,000
Legal settlements	80,000	–	84,000	2,000	–	3,000
Divestiture activities, net	—	–	—	(32,000)	–	(36,000)
Merger and integration costs	—	–	—	25,000	–	28,000

Net loss	$(191,000)	–	$(206,000)	$(115,000)	–	$(125,000)

Estimated Share Data (Unaudited)			(In Millions)
Shares outstanding (as of 12/31/2017) (4)			57.3
Treasury shares			2.8
Shares underlying outstanding and pending equity awards (5)			5.8
Shares subject to issuance in pending litigation settlements (5)			3.2

(1)	Includes $12 million and $21 million of capital lease obligations as of September 30, 2017 and December 31, 2016, respectively. 2017 also includes accrued legal settlements.
(2)	On January 21, 2016, the Company completed the sale of its Digital Analytix business. On January 29, 2016, the Company acquired Rentrak Corporation. Data includes the results of the business sold prior to the sale and the results of the acquired company from the date of acquisition.
(3)	Includes all other operating expenses as well as interest and taxes.
(4)	Does not include the impact of the sale to the Company of 2.6 million shares of common stock in exchange for the Starboard Notes described above.
(5)	Estimates are based on data as of December 31, 2017 and will change for share price fluctuation, foreign exchange rates, personnel changes, and other factors. Actual number of shares issued will be based upon the prevailing trading price of comScore common stock at the time the shares are actually issued. Litigation settlements are subject to court approval.

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in 70 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal and other securities laws, including, without limitation, comScore’s expectations and opinions regarding the Company’s financial results, financial statements and audit process and timing; projected costs, cost savings and profitability relating to the Company’s restructuring efforts and otherwise; the Company’s ability to deliver and enhance shareholder value; the impact of the Company’s agreement with Starboard and any rights offering to shareholders; the impact of pending litigation settlements and outstanding and pending equity awards; and operational initiatives and investments for growth and profitability. These statements involve risks and uncertainties that could cause our actual results and financial condition to differ materially and adversely from expectations, including, but not limited to, the difficulty of predicting the timing of the completion of the Company’s financial statements and related audits; audit and other impacts on the Company’s historical financial information; the timing of the related filings; costs, risks and uncertainties associated with the Company’s financial statements, audits and recent restructuring; risks relating to the substantial costs and diversion of management’s attention and resources deployed to address financial reporting, internal control, restructuring and financing matters; the cost, potential dilutive impact, share price impact, and other uncertainties arising out of the Company’s agreement with Starboard and related rights offering; and the cost, potential dilutive impact, share price impact, and other uncertainties arising out of the Company’s pending litigation settlements (which are subject to court approval and other factors) and outstanding and pending equity awards. For additional discussion of risk factors, please refer to filings that comScore makes from time to time with the SEC and which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update or otherwise revise any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

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